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CONTACTS:  Kenneth C. Cleveland
           President and Chief Executive Officer
           Hauser, Inc.
           (310) 637-9566

           Robert Jaffe/Cecilia Wilkinson
           PondelWilkinson MS&L
           (310) 207-9300
           investor@pondel.com


             HAUSER ANNOUNCES AMENDED CREDIT AGREEMENT WITH ITS BANK


Boulder, CO and Long Beach, CA - December 10, 2001 - Hauser, Inc. (OTCBB:HAUS) today announced that it has amended and restated the existing credit agreement with its bank.

The amended credit agreement provides for a $10.75 million revolving credit line. The agreement also provides for a $7.8 million term note facility, maturing June 30, 2002, with principal payments of $3.0 million on April 30, 2002 and $4.7 million on June 30, 2002. The credit agreement includes operating cash flow and tangible net worth requirements. Interest for the revolving credit line is at 2 percent over the prime borrowing rate, and 3 percent over prime borrowing rate for the term note. Interest for the revolving credit line decreases by 1 percent upon repayment of the term note. The credit agreement expires August 31, 2003.

Kenneth Cleveland, president and chief executive officer, said, "We are pleased with the terms of the amended credit facility and to be in full compliance with all its provisions."

Hauser, a Customer ConnectedSM company headquartered in Boulder, Colorado and Long Beach, California, is a leading supplier of herbal extracts and nutritional supplements. The company also provides interdisciplinary laboratory testing services, chemical engineering services, and contract research and development. The company's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include: Botanicals International Extracts, Hauser Laboratories, Shuster Laboratories, and ZetaPharm.

Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. There can be no assurance that the Company will be able to satisfy the terms of the amended and restated credit facility. This uncertainty raises substantial doubt about the Company's ability to continue as a going concern. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


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